Company Contacts:
Stephen M. Wagman
Chief Financial Officer
Telephone: 800-542-4008
Email: investor@tousa.com
Hunter Blankenbaker
VP of Investor and Corporate Communications
Telephone: 954-965-6606
Email: hblankenbaker@tousa.com

TOUSA Retains Lazard

HOLLYWOOD, Fla., October 8, 2007 (PRIME NEWSWIRE) — TOUSA, Inc. (NYSE:TOA) announced today that it retained Lazard Frères & Co. LLC, a preeminent financial advisory and asset management firm, to conduct a comprehensive review of TOUSA’s capital structure and to assist TOUSA in executing its asset management strategy.

“We continue to execute on our previously announced asset management initiatives and remain focused on our financial strategy of generating cash, reducing cash outflows and decreasing our leverage,” said Antonio B. Mon, TOUSA’s President and Chief Executive Officer. “By retaining Lazard, we are broadening our perspectives on our asset management initiatives, as well as examining our capital structure for a longer-term solution to enhance TOUSA’s value for its stakeholders.”

TOUSA, Inc. is a leading homebuilder in the United States, operating in various metropolitan markets in 10 states located in four major geographic regions: Florida, the Mid-Atlantic, Texas, and the West. TOUSA designs, builds, and markets high-quality detached single-family residences, town homes, and condominiums to a diverse group of homebuyers, such as “first-time” homebuyers, “move-up” homebuyers, homebuyers who are relocating to a new city or state, buyers of second or vacation homes, active-adult homebuyers, and homebuyers with grown children who want a smaller home (“empty-nesters”). It also provides financial services to its homebuyers and to others through its subsidiaries, Preferred Home Mortgage Company and Universal Land Title, Inc. For more information on TOUSA, please visit our website at www.tousa.com.

This press release may contain forward-looking statements. The Company wishes to caution readers that certain important factors may have affected and could in the future affect the Company’s actual results and could cause the Company’s actual results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company. This press release is qualified in its entirety by cautionary statements and risk factor disclosure contained in the Company’s Securities and Exchange Commission filings, including the Company’s report on Form 10-K for the year ended December 31, 2006 and the Company’s report on Form 10-Q for the quarter ended June 30, 2007, filed with the Commission on March 20, 2007 and August 9, 2007, respectively.